Exhibit 5.1

February 22, 2005

(650) 849-5383

(650) 849-5083

Spescom Software Inc.
10052 Mesa Ridge Court, Suite 100
San Diego, California 92121

  Re:
  Spescom Software Inc. Registration Statement on Form S-2

Ladies and Gentlemen:

        We have examined Amendment No. 1 on Form S-2/A to the Registration Statement on Form S-2, to be filed by Spescom Software Inc. (the "Company") with the Securities and Exchange Commission on the date hereof (the "Registration Statement"), in connection with the registration under the Securities Act of 1933, as amended, of up to 12,044,550 shares of your common stock (the "Shares") which are authorized and have been previously issued to the selling securityholders named therein or are issuable upon conversion of warrants issued to certain of such selling securityholders pursuant to the terms of such warrants.

        We have examined the originals or certified copies of such corporate records, certificates of officers of the Company and/or public officials and such other documents and have made such other factual and legal investigations as we have deemed relevant and necessary as the basis for the opinions set forth below. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as conformed or photostatic copies and the authenticity of the originals of such copies.

        Based on our examination mentioned above, subject to the assumptions stated above and relying on the statements of fact contained in the documents that we have examined, we are of the opinion that (i) the Shares which have been issued have been duly authorized and are duly and validly issued, fully paid and nonassessable, and (ii) upon the exercise of the warrants in compliance with the terms of such warrants, including payment of the exercise price thereunder, the Shares issuable upon such exercise, will be duly and validly issued, fully paid and non-assessable.

        We are admitted to practice in the State of California. This opinion letter is limited to the laws of the State of California as such laws presently exist and to the facts as they presently exist. We express no opinion with respect to the effect or applicability of the laws of any other jurisdiction. We assume no obligation to revise or supplement this opinion letter should the laws of such jurisdictions be changed after the date hereof by legislative action, judicial decision or otherwise.

        We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name wherever appearing in the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the General Rules and Regulations of the Securities and Exchange Commission.

                      Very truly yours,

                      /s/ GIBSON, DUNN & CRUTCHER LLP

                      Gibson, Dunn & Crutcher LLP